                                                                     Exhibit 11


                     PPG INDUSTRIES, INC. AND SUBSIDIARIES
                     -------------------------------------

                       Computation of Earnings Per Share

                                     Three Months Ended March 31
                                     ---------------------------
                                              1997          1996
                                     -------------  ------------

Net income.........................         $166.0        $172.3
                                            ======        ======

Weighted average number of shares
  of common stock outstanding......          182.3         192.4
                                            ======        ======

Weighted average number of shares
  of common stock outstanding and
  common stock equivalents.........          184.2         194.8
                                            ======        ======

Primary earnings per share.........         $ 0.91        $ 0.90
                                            ======        ======

Fully diluted earnings per share...         $ 0.90        $ 0.88
                                            ======        ======


NOTES:

The common stock equivalents consist of the shares reserved for issuance under PPG's stock option plan and deferred under PPG's incentive compensation, management award, and earnings growth plans.

The fully diluted earnings per share calculations are submitted in accordance with Regulation S-K, Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion 15 because they result in dilution of less than three percent.

All amounts are in millions except per share data.